EXHIBIT 99.2


Contact: Brian Beades
         212-754-5596
         ahr-info@blackrock.com


      Anthracite Capital, Inc. Reports Fourth Quarter Earnings; Portfolio
        Repositioning on Track; Commercial Real Estate Assets Increase
                        to 61%; Dividend Yield is 10.1%

New York, NY - February 4, 2004 - Anthracite Capital, Inc. (the "Company" or "Anthracite") (NYSE: AHR) today reported net income for the fourth quarter of 2003 of $0.25 per share versus $0.11 per share for the same period last year. Fourth quarter earnings from the Company's portfolio ("Operating Earnings") were $0.25 per share versus $0.41 per share for the same three-month period last year. For the full year ended December 31, 2003 the net loss was $0.34 per share versus net income of $1.18 per share for the year ended December 31, 2002. Operating Earnings for the full year ended December 31, 2003 were $1.25 per share versus $1.67 per share for the year ended December 31, 2002. Based on the $0.28 per share dividend declared on December 11, 2003, and the February 3, 2004 closing price of $11.06 per share, Anthracite's annualized dividend yield is 10.1%.

The pace of reinvestment achieved during the fourth quarter of 2003 is consistent with the portfolio repositioning plan previously disclosed by the Company in September 2003. The Company sold Residential Mortgage Backed Securities ("RMBS") to reduce interest rate volatility and replaced them with predominantly investment grade commercial mortgage backed securities ("CMBS"). The Company expects Operating Earnings to rise when its capital is fully redeployed into higher yielding non-investment grade commercial real estate assets.

The Company considers its Operating Earnings to be net interest income after operating expenses and preferred dividends but before realized and unrealized gains and losses. The Company believes Operating Earnings better reflect the recurring long-term earnings of the Company. Operating Earnings can and will fluctuate over time based on changes in asset levels, funding rates, available reinvestment rates and expected losses on credit sensitive positions. A table is provided at the end of this news release which reconciles Operating Earnings per share with net income (loss) per share. (All numbers are thousands, except per share amounts.)

During the fourth quarter of 2003, the Company's commercial real estate assets increased to $1,464,492 representing an 11% increase from the third quarter, and its holdings of RMBS assets after the settlement of $99,551 of RMBS securities sold not yet settled decreased by $220,736 representing a 25% decrease from the third quarter. After the settlement of the sold RMBS, the ratio of commercial real estate assets to the Company's total portfolio, and RMBS to the Company's total portfolio is 68% and 30%, respectively. The Company's considers its total portfolio to be total assets less other assets and receivable for investments sold. The increase in commercial real estate assets of $144,068 is comprised of 73% investment grade CMBS, 23% non-investment grade CMBS, and 4% whole loans.

The Company considers CMBS securities where it maintains the right to control the foreclosure/workout process on the underlying loans as controlling class CMBS ("Controlling Class CMBS"). During the twelve months ended December 31, 2003, the Company acquired $140,139 of par of 2003 vintage Controlling Class CMBS. The Company did not acquire new Controlling Class CMBS during the fourth quarter of 2003.

Hugh Frater, President and Chief Executive Officer of the Company, stated, "We have made significant progress in reducing the risk of the RMBS portfolio in favor of commercial real estate securities and loans. Our credit performance remains consistent with our expectations. We still have further work to do in re-positioning the portfolio into high yield commercial real estate assets, but the reduction in volatility accomplished during the fourth quarter is an important first step."

Chris Milner, Chief Investment Officer of the Company, also stated, "Our increased focus on commercial real estate opportunities resulted in a significant increase in assets acquired. We have committed to invest over $50,000 in CMBS which we expect to close within the next sixty days in addition to a significant pipeline of other high yielding opportunities. We continue to apply a disciplined approach to credit underwriting which we expect to result in consistent performance over the long term."

The Company's Operating Earnings for the fourth quarter of 2003 represent an annualized return on the quarter's average common stock equity ("Annualized ROE") of 15.0% and a net interest margin of 2.8%. Annualized ROE based upon Operating Earnings for the same period last year was 20.6% and the net interest margin was 3.8%. The decrease in the net interest margin is attributable to the Company's reduction in RMBS assets and a lower debt to capital ratio compared to the twelve months ended December 31, 2002.

Aggregate leverage at December 31, 2003 is unchanged from September 30, 2003 at 4.4:1 debt to capital. The Company's exposure to changes in short-term interest rates increased during the fourth quarter; as of December 31, 2003, a 50 basis point change in LIBOR would cause the Company's net income to change by $0.01 per share annually.


Investment Activity
The Company's primary focus is to invest in a diverse portfolio of commercial real estate loans and securities. The Company will generally control the credit process of its portfolio. Our objective is to maximize the spread between the loss adjusted income and the cost of financing. As of December 31, 2003, the Company has financed 51% of its commercial real estate loans and securities with match-funded secured collateralized debt obligation ("CDO") debt to minimize the effect on performance of changes in interest rates. The Company plans to issue additional CDO debt in the first half of 2004.

The majority of the Company's commercial real estate investments are in the form of commercial real estate securities. Income from these securities is reported after assuming losses will occur over time. During the fourth quarter of 2003 the Company's loan loss expectations for its commercial real estate securities portfolio did not change. Total expected underlying loan losses remain at 2.06% of original loan balances. None of the Company's underlying loans incurred losses during the fourth quarter. Total losses recognized were 0.41% at the end of the third and fourth quarters. At December 31, 2003, loan delinquencies represented 1.5% of the total unpaid principal balance on the Company's Controlling Class CMBS as compared to 1.4% at the end of the third quarter.

The average yield on the Company's commercial real estate securities (primarily investment grade and below investment grade CMBS, investment grade REIT debt, and CMBS IO's) for the fourth quarter of 2003 was 8.0%, while the average loss adjusted yield on only the below investment grade CMBS was 9.7%. The average cost of financing the commercial real estate securities portfolio during the fourth quarter was 5.0% compared to 5.2% for the third quarter. This reduction is due to the increase in investment grade CMBS. The Company anticipates that its cost of borrowing will increase in the event of an additional CDO offering. Included in net income for the fourth quarter are expenses related to hedging the Company's assets which are not financed through its two CDO's. This hedging expense was $5,539 or $0.11 per share for the fourth quarter.

A breakdown of the commercial real estate securities portfolio net interest income and realized gains for the quarter and year ended December 31, 2003 is as follows:


                                                      For the quarter ended   For the year ended
                                                                  December 31, 2003
                                                    ----------------------------------------------
Interest Income                                                   $26,384             $98,114
Interest Expense*                                                 (12,860)            (48,567)
                                                    ----------------------------------------------
Net Interest Income                                                13,524              49,547
                                                    ----------------------------------------------
Realized Gains                                                          -               1,161
                                                    ----------------------------------------------
Net Interest Income and Realized Gains from
Commercial Real Estate Securities                                 $13,524             $50,708
                                                    ==============================================

*Including hedges in the Company's CDOs


The average yield on the Company's commercial real estate loan portfolio for the third and fourth quarters of 2003 was 10.4% and 10.7%, respectively. The total cost of borrowing secured by loan assets is 2.9% and 3.0% respectively. The Company has two committed warehouse lines that can be used to finance these assets. The annualized yield on the Company's investment in Carbon Capital, Inc. which constitutes 29% of the Company's commercial real estate loan portfolio for the year ended December 31, 2003, was 15.1%.

A breakdown of the commercial real estate loan portfolio net interest income for the quarter and year ended December 31, 2003 is as follows:


                                                    For the quarter ended   For the year ended
                                                                December 31, 2003
                                                  -----------------------------------------------
        Interest Income                                       $ 2,828              $10,196
        Interest Expense                                         (163)                (526)
                                                  -----------------------------------------------
        Net Interest Income from Commercial Real
        Estate Loans                                          $ 2,665              $ 9,670
                                                  ===============================================


Book Value
Net book value per share at the end of the fourth quarter was $6.64. The securities of the Company are marked to market based upon market prices provided by dealers. As the Company's portfolio matures, the net book value of credit sensitive CMBS securities held by the Company is expected to increase towards its original purchase cost, provided that the Company's estimates of expected credit losses are accurate. The unrealized loss on all Controlling Class CMBS at December 31, 2003 was $68,079. This amount reflects the amount of recovery (net of expected underlying loan losses) if the portfolio is held to maturity. Net book value per share increased approximately 1.7% from $6.53 at September 30, 2003 due to tighter credit spreads across the Company's portfolio. Since the securities of the Company are marked to market, there can be fluctuations in book value based solely on quarterly changes in credit spreads and interest rates. To the extent that there is a sustained decline in book value due to changes in credit experience or other permanent factors, such declines would effectively reduce earnings.


GAAP Reconciliation
The table below reconciles net income (loss) per common share with Operating Earnings per common share:


                                                       Three Months Ended           Year Ended
                                                    --------------------------------------------------
                                                      12/31/03     12/31/02  12/31/03      12/31/02
                                                    --------------------------------------------------

Operating Earnings per share                            $0.25       $0.41       $1.25       $1.67
Realized gain (loss)                                    (0.17)       0.18       (0.86)      (0.57)
Unrealized gain (loss)*                                  0.16       (0.25)      (0.07)       0.18
Foreign currency gain/(loss) & hedge ineffectiveness     0.01       (0.01)       0.01       (0.02)
Loss on impairment of asset                                 -       (0.22)      (0.67)      (0.22)
Cumulative transition adjustment - SFAS 142                 -           -           -        0.14
                                                    --------------------------------------------------
Net Income (loss) per share                             $0.25       $0.11      $(0.34)      $1.18

*Includes hedges



Dividend Reinvestment Plan
Anthracite has a dividend reinvestment plan that provides current owners of its common stock with a simple, economical and convenient method of increasing their investment. Even if you are not a current owner of Anthracite common stock, the Company's transfer agent can issue registered stock directly to you without commission or markup. This transaction can be done regardless of whether or not shares are held in street name. To take advantage of this program, stockholders must submit a signed Request for Waiver to the Company. A printable version of the form is available on the Company's website or investors can call or email the Company to obtain the Waiver and instructions via fax.

To request a prospectus and receive enrollment materials or to ask questions about the plan, interested investors and stockholders may contact the Company's transfer agent, American Stock Transfer & Trust Company, at 1-877-248-6416, or Investor Relations, Anthracite Capital, Inc., at 212-409-3333. The Company's website address is www.anthracitecapital.com. The Company is currently offering a 2% discount to the trailing 12-business day average provided the stock price remains above threshold levels established by the Company at the time.

About Anthracite
Anthracite Capital, Inc. is a specialty finance company focused on investments in high yield real estate loans and related securities. Anthracite is externally managed by BlackRock Financial Management, Inc., which is a subsidiary of BlackRock, Inc. ("BlackRock") (NYSE:BLK), one of the largest publicly traded investment management firms in the United States with $309,400,000 in global assets under management as of December 31, 2003. BlackRock is a member of The PNC Financial Services Group, Inc. ("PNC") (NYSE:PNC), a diversified financial services organization. Through its affiliates, PNC originates commercial, multifamily and residential real estate loans, and services $83,300,000 in commercial mortgage loans for third parties through its Midland Loan Services, Inc. subsidiary as of December 31, 2003.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as "trend," "opportunity," "pipeline," "believe," "comfortable," "expect," "anticipate," "current," "intention," "estimate," "position," "assume," "potential," "outlook," "continue," "remain," "maintain," "sustain," "seek," "achieve," and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "may" or similar expressions. Anthracite cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and Anthracite assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in Anthracite's Securities and Exchange Commission (the "SEC") reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in the value of Anthracite's assets; (3) the relative and absolute investment performance and operations of Anthracite's manager; (4) the impact of increased competition; (5) the impact of capital improvement projects; (6) the impact of future acquisitions; (7) the unfavorable resolution of legal proceedings; (8) the extent and timing of any share repurchases; (9) the impact, extent and timing of technological changes and the adequacy of intellectual property protection; (10) the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to Anthracite, BlackRock or PNC; (11) terrorist activities, which may adversely affect the general economy, real estate, financial and capital markets, specific industries, and Anthracite and BlackRock; and (12) the ability of Anthracite's manager to attract and retain highly talented professionals.

Anthracite's Annual Report on Form 10-K for the year ended December 31, 2002 and Anthracite's subsequent reports filed with the SEC, accessible on the SEC's website at www.sec.gov and on Anthracite's website www.anthracitecapital.com, identify additional factors that can affect forward-looking statements.

To learn more about Anthracite Capital, Inc., visit our website at: www.anthracitecapital.com


                                               Anthracite Capital, Inc. and Subsidiaries
                                      Consolidated Statements of Financial Condition (Unaudited)
                                                 (in thousands, except per share data)
--------------------------------------------------------------------------------------------------------------------------------
                                                                            December 31, 2003           December 31, 2002
                                                                            -----------------           -----------------


ASSETS
Cash and cash equivalents                                                                $ 20,805                      $ 24,698
Restricted cash equivalents                                                                12,845                        84,485
Residential mortgage backed securities                                                    753,219                     1,506,450
                                                                                   ---------------               ---------------
    Cash and RMBS                                                                         786,869                     1,615,633
Commercial real estate securities                                                       1,366,508                       894,345
Commercial real estate loans                                                               97,984                        88,926
                                                                                   ---------------               ---------------
    Total Commercial real estate                                                        1,464,492                       983,271
Receivable for investments sold                                                            99,056                             -
Other assets                                                                               42,964                        40,447
                                                                                   ---------------               ---------------
     Total Assets                                                                      $2,393,381                    $2,639,351
                                                                                   ===============               ===============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Borrowings:
    Secured by pledge of residential mortgage backed securities                          $670,874                    $1,418,206
    Secured by pledge of commercial real estate securities                                444,987                        42,861
    Secured by pledge of commercial real estate loans                                      22,710                        16,004
                                                                                   ---------------               ---------------
    Total short term borrowings                                                         1,138,571                     1,477,071
Long term Borrowings: Collateralized debt obligations                                     684,970                       684,590
                                                                                   ---------------               ---------------
Total borrowings                                                                       $1,823,541                    $2,161,661
Securities sold, not yet settled                                                           99,551                             -
Payable for investments purchased                                                               -                           524
Distributions payable                                                                      14,749                        16,589
Other liabilities                                                                          38,110                        54,361
                                                                                   ---------------               ---------------
     Total Liabilities                                                                 $1,975,951                    $2,233,135
                                                                                   ---------------               ---------------


Stockholders' Equity:
Common stock, par value $0.001 per share; 400,000 shares authorized;
     49,464 shares issued and outstanding in 2003; and
     47,398 shares issued and outstanding in 2002                                              49                            47
10% Series B Preferred stock, liquidation preference $43,942
       in 2003 and $47,817 in 2002                                                         33,431                        36,379
9.375% Series C Preferred stock, liquidation preference $57,500
       in 2003                                                                             55,435                             -
Additional paid - in capital                                                              536,333                       515,180
Distributions in excess of earnings                                                      (101,635)                      (24,161)
Accumulated other comprehensive loss                                                     (106,183)                     (121,229)
                                                                                   ---------------               ---------------
      Total Stockholders' Equity                                                          417,430                       406,216
                                                                                   ---------------               ---------------
      Total Liabilities and Stockholders' Equity                                       $2,393,381                    $2,639,351
                                                                                   ===============               ===============


                                                       Anthracite Capital, Inc.
                                           Consolidated Statements of Operations (Unaudited)
                                                 (in thousands, except per share data)
----------------------------------------------------------------------------------------------------------------------------------
                                                            For the Three Months Ended                 For the Year Ended
                                                                   December 31,                           December 31,
                                                       ---------------------------------------------------------------------------
                                                              2003               2002               2003              2002
                                                       ---------------------------------------------------------------------------
Operating Portfolio
Income:
    Commercial real estate securities                              $26,384           $21,782           $98,114            $72,205
    Commercial real estate loans                                     2,828             3,481            10,196             16,243
    Residential mortgage backed securities                           8,878            17,070            54,504             72,524
    Cash and cash equivalents                                          126               276               964              1,473
                                                                  --------          --------          --------           --------
        Total income                                                38,216            42,609           163,778            162,445
                                                                  --------          --------          --------           --------

Expenses:
    Interest expense:
       Collateralized debt obligations                              11,138             8,158            44,226             17,626
       Commercial real estate securities                             1,722             1,255             4,341              5,686
       Commercial real estate loans                                    163               364               526              1,832
       Residential mortgage backed securities                        2,512             6,094            16,072             25,009
    Hedging Expense                                                  5,539             3,308            18,790             14,758
    General and administrative                                         572               549             2,296              2,323
    Incentive fee                                                        -                 -                 -              9,332
    Management fee                                                   2,070             2,460             9,411              3,195
                                                                  --------          --------          --------           --------
        Total expenses                                              23,716            22,188            95,662             79,761
                                                                  --------          --------          --------           --------
Operating Earnings                                                  14,500            20,421            68,116             82,684
                                                                  --------          --------          --------           --------

Other gain (loss):
Realized loss                                                       (8,354)            8,455           (41,633)           (26,265)
Unrealized gain (loss)                                               7,858           (12,083)           (3,405)             8,401
Foreign currency (loss)                                                  -              (432)                -               (812)
Hedge Ineffectiveness                                                  881               110               706                236
Incentive fee attributable to other gains                                -                 -                 -               (343)
Loss on impairment of asset                                              -           (10,273)          (32,426)           (10,273)
                                                                  --------          --------          --------           --------
       Total other gain (loss)                                         385           (14,223)          (76,758)           (29,056)
                                                                  --------          --------          --------           --------

Income before cumulative transition adjustment                      14,885             6,198            (8,642)            53,628
Cumulative transition adjustment - SFAS 142                              -                 -                 -              6,327
Net Income (Loss)                                                   14,885             6,198            (8,642)            59,955
                                                                  --------          --------          --------           --------

Dividends on preferred stock                                         2,446             1,195             7,744              5,162
                                                                  --------          --------          --------           --------

Net Income (Loss) available to Common Stockholders                  12,439             5,003           (16,386)            54,793
                                                                  ========          ========          ========           ========

Operating Earnings available to Common Stockholders per share:
      Basic                                                          $0.25             $0.41             $1.25              $1.67
      Diluted                                                        $0.25             $0.41             $1.25              $1.67

Net Income (Loss) per share, basic

      Income before cumulative transition adjustment                 $0.25             $0.11            $(0.34)            $ 1.04
      Cumulative transition adjustment                                   -                 -                 -               0.14
                                                                  --------          --------          --------           --------
      Net Income                                                     $0.25             $0.11            $(0.34)            $ 1.18
                                                                  ========          ========          ========           ========

Net Income (Loss) per share, diluted

      Income before cumulative transition adjustment                 $0.25             $0.11            $(0.34)            $ 1.04
      Cumulative transition adjustment                                   -                 -                 -               0.14
                                                                  --------          --------          --------           --------
      Net Income                                                     $0.25             $0.11            $(0.34)            $ 1.18
                                                                  ========          ========          ========           ========

Weighted average number of shares outstanding:
    Basic                                                           49,107            47,256            48,246             46,411
    Diluted                                                         49,118            47,284            48,246             46,452
